EXHIBIT 10.1
[*] DENOTES EXPURGATED INFORMATION

THIRD AMENDED AND RESTATED
PRODUCTION AGREEMENT
BETWEEN
BOSTON BEER CORPORATION
AND
HIGH FALLS BREWING COMPANY, LLC

      This Third Amended and Restated Agreement, referred to herein as the or this "December 2004 Agreement", is being entered into effective as of December 1, 2004 (the "Effective Date"), by and between Boston Beer Corporation, a Massachusetts corporation with its principal place of business at 75 Arlington Street, Boston, MA 02116 ("Boston Beer"), and High Falls Brewing Company, LLC, a New York limited liability company with its principal place of business at 445 St. Paul Street, Rochester, NY 14605 ("High Falls").

      Boston Beer and High Falls are parties to a Second Amended and Restated Agreement, effective as of April 15, 2002 (the "2002 Production Agreement"), pursuant to which High Falls has brewed, packaged and sold Products (as defined therein) for Boston Beer at the brewery owned by High Falls in Rochester, New York (the "Brewery").

      Boston Beer and High Falls have now agreed to amend further and expand the contractual relationship between them, to the extent set forth in this December 2004 Agreement, and are entering into this December 2004 Agreement in order to modify, amend and restate the 2002 Production Agreement. [Boston Beer and High Falls are sometimes hereinafter referred to as the "Parties" or either of them as a "Party".]

      Accordingly, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. SCOPE OF AGREEMENT; COMMITTED CAPACITY.

            (a) Commitment. During the term of this December 2004 Agreement as set forth in Section 4 hereof, High Falls agrees to brew, package and sell Products to Boston Beer and Boston Beer agrees to purchase Products from High Falls, in accordance with and subject to the terms and conditions set forth herein.

(b) Definitions. For purposes of this 2004 Agreement, the following terms shall have the respective meanings ascribed to them:

"Barrel" means 31 U.S. gallons (3,968 ounces). The following calculation shall be used to measure barrels of the Products packaged in containers other than Kegs:

Container Volume in Ounces X Containers Per Case Unit X No. of Case Units
Barrel Volume in Ounces.

"Brewed Capacity" means the number of barrels of brewhouse capacity and/or tank capacity required to produce a shipped barrel of Samuel Adams Boston Lager®, based on a five (5) week tank cycle.

"Packaged Capacity" means the number of barrels of Products actually packaged at the Brewery, which may include Products that are not brewed, such as certain flavored malt beverages.

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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      "Products" means the Boston Beer proprietary products identified on Schedule 1, as such Schedule may be amended from time to time by mutual agreement of the Parties, except that High Falls may not unreasonably withhold its approval.

(c) Packaging.

                  (i) Packages. Packaging for the Products shall be in cases of 4/6, 2/12 packs in a tray, or 24 loose twelve ounce bottles and 12 twenty-two ounce bottles, in half barrel or quarter barrel kegs, and any other package types or configurations that the parties mutually agree to use for packaging such products, except that High Falls shall not decline to package any Product if the process is substantially the same as an existing package and/or Boston Beer provides the necessary equipment required for such packaging as provided in Section 9(b) below. In addition, if requested by Boston Beer, High Falls shall package up to [*] of used glass per month, with the understanding that improvements to existing equipment shall be required, which improvements shall be provided as set forth in Section 9(b) below. Further, if requested by Boston Beer, High Falls shall package Products in [*], with the understanding that Boston Beer will provide, at its own expense, the necessary equipment at its own expense in accordance with Section 9(b) below.

(ii) Other Requirements. High Falls shall at all times have the ability to run and make available to Boston Beer, upon its request:

(1)	Back labels on all Products;

(2)	Pressure sensitive labels (PSLs);

(3)	End-loading 12 packs; and

(4)	Bulk glass.

(d) Committed Capacity.

                  (i) High Falls shall provide Boston Beer with annual production capacity (either Brewed Capacity or Packaged Capacity) at the Brewery (the "Annual Committed Capacity") of [*] barrels guaranteed available, as adjusted as set forth herein. Beginning [*], the Annual Committed Capacity for each calendar year of the Term shall be the greater of [*]% of the capacity used in the previous year and [*] barrels, provided that the maximum committed Brewed Capacity shall be [*] barrels and the maximum committed Packaged Capacity shall be [*] barrels per annum. It is the understanding of the parties that Boston Beer's [*] Products will be packaged on High Fall's # 2 bottling line, unless otherwise mutually agreed to in writing by the Parties.

                  (ii) The Parties shall work together mutually to optimize the capacity utilization of the Brewery, and improve the tank utilization and brew house utilization of Boston Beer Products, provided that this shall not require Boston Beer to change process parameters affecting beer quality, taste or image in Boston Beer's sole discretion, nor shall this effort require specific investment by Boston Beer.

2. PRICE AND MANNER OF PAYMENT.

            (a) Except as otherwise provided in the following subsections of this Section 2, Boston Beer shall pay High Falls for the Products an amount (the "Unit Price") equal to: (i) the applicable "Fixed Charge" set forth on Schedule 2 attached hereto, plus (ii) except as otherwise provided in subsection 3(a)(iv), the net cost to High Falls of all Brewing Ingredients [as defined in Section 3(a)] purchased by

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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High Falls and used in producing the Products; all federal, state and local excise taxes attributable to the Products that are paid by High Falls; and deposit charges of $[*] per Keg, $[*] per bottle pallet and $[*] per draft pallet, or such other amounts as the parties mutually agree. For this purpose, "net cost to High Falls" shall include purchase discounts, but not discounts resulting from credit terms.

(b) [*] Increase.

                  (i) Effective [*], and annually thereafter during the Initial Term, the Fixed Charge component of the Unit Price for the Products shall be increased by an amount equal to [*] percent ([*]%) of the increase in the [*] Index [*] as published by the United States Department of Commerce - Bureau of Labor Statistics for the previous 12-month period ending [*]. It is understood that adjustments to the Fixed Charge will never decrease as a result of adjustments under this section.

                  (ii) If the Initial Term of this December, 2004 Agreement is extended as provided in Section 4(b) below, effective [*], and annually thereafter, the Fixed Charge component of the Unit Price for the Products shall be increased by an amount equal to [*] percent ([*]%) of the increase in the [*] Index [*] as published by the United States Department of Commerce - Bureau of Labor Statistics for the previous 12-month period.

            (c) Unit Prices are F.O.B. the carrier's trucks at High Falls' docks (i.e., the Unit Price includes the cost and risk of loading trucks at High Falls' dock) and include High Falls' labor costs, overhead, profit and other costs incurred in the brewing and packaging of the Product.

            (d) On the date the Products are shipped, High Falls will invoice Boston Beer for the Fixed Charge, all federal, state and local excise taxes attributable to the Products that are paid by High Falls and the Keg and pallet deposit charges. High Falls will invoice Boston Beer for all Brewing Ingredients purchased by High Falls at High Falls' standard cost when the Products are shipped (with monthly reconciliation to reflect High Falls' actual cost). High Falls may periodically adjust its standard cost for Brewing Ingredients to more accurately reflect its actual costs. High Falls shall notify Boston Beer in writing of any adjustment in its standard cost at least ten (10) days prior to the date such adjustment will take effect. All invoices will be sent to Boston Beer electronically and Boston Beer will pay each Wednesday by electronic funds transfer all timely invoices that relate to shipments of the Products made by High Falls during the previous week.

3. BREWING INGREDIENTS, PACKAGING MATERIALS AND BREWING SUPPLIES.

(a) For purposes of this Agreement, "Brewing Ingredients" shall be defined as all [*]. Brewing Ingredients for Products shall be purchased and supplied as follows:

                  (i) All [*] shall be purchased by Boston Beer or High Falls (at [*] cost) directly from [*] commercial [*] suppliers to Boston Beer's specifications. Boston Beer will use its best efforts to communicate to High Falls, changes in it malt specifications in order to allow High Falls adequate time to evaluate the suitability of the new specifications for its own products.

                  (ii) All [*] used in the brewing of the Products shall be purchased by [*] from [*], which payment shall be made within [*] days of delivery of the [*] to the Brewery. Delivery of [*] shall be coordinated between High Falls and Boston Beer.

                  (iii) All [*] used in the brewing of the Products shall be supplied by Boston Beer [*]. All [*] supplied by Boston Beer shall remain the property solely and exclusively of Boston Beer and shall be segregated and identified by High Falls as such. Delivery of [*] to High Falls shall be coordinated between High Falls and Boston Beer.

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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                  (iv) All [*]used in the brewing and packaging of the Products shall be purchased by High Falls directly from High Falls' commercial [*] suppliers. Commencing on the Effective Date, Boston Beer shall pay [*] percent ([*]%) of the cost of all PVPP used in the brewing and packaging of the Products, and High Falls shall pay the other [*] percent ([*]%).

(v) [*] which is used by High Falls in the production of Boston Beer's [*], shall be purchased by High Falls and paid for by Boston Beer.

            (b) For purposes of this Agreement, "Packaging Materials" shall be defined as all bottles, crowns, labels, cases, cartons, Kegs, tap covers, pallets, carriers, trays, dust covers and the like used in the packaging and shipment of the Products. Packaging Materials shall be purchased and supplied as follows:

                  (i) Bottles, crowns, labels, cases, cartons, tap covers, carriers, trays and the like shall be purchased by Boston Beer and supplied to High Falls as needed to meet the Packaging Schedule for the Products. High Falls shall work directly with Boston Beer's suppliers to manage the release of such materials on a timely basis.

                  (ii) Bottles from Boston Beer's glass supplier may be delivered on pallets which are to be returned to such supplier. High Falls shall be responsible for managing the pallet float for bottles and shall reimburse Boston Beer for pallets belonging to such supplier not returned in the normal course and that have been charged to Boston Beer by the supplier.

                  (iii) Unless otherwise mutually agreed, Kegs and pallets in quantities adequate for the volume of the Products to be packaged under this December 2004 Agreement shall be purchased by Boston Beer and supplied to High Falls from time to time. All such Kegs and pallets shall be returned and reused in accordance with High Falls' standard policies for Keg and pallet return and reuse. From time to time during the term of this Agreement, Boston Beer shall purchase and supply to High Falls additional Kegs and pallets in numbers adequate to replace Kegs and pallets lost or otherwise rendered unusable. All Kegs and pallets shall conform to the specifications of Kegs and pallets used by High Falls in packaging and shipping its own products. High Falls may reject any Kegs or pallets that are damaged, are unacceptably dirty or do not otherwise conform to High Falls' specifications. All rejected Kegs shall be held by High Falls for periodic removal by Boston Beer. All rejected pallets shall be disposed of by High Falls at no charge to Boston Beer. Upon each delivery to High Falls of Kegs and pallets purchased by Boston Beer, High Falls shall issue to Boston Beer a credit of $[*] per Keg, $[*] per bottle pallet and $[*] per draft pallet. High Falls shall maintain records of all Kegs and pallets received from Boston Beer and provide a monthly reconciliation showing Kegs and pallets received, Kegs rejected and returned to Boston Beer, pallets disposed of by High Falls, Kegs and pallets on hand at High Falls and Kegs and pallets in the float. The cost to repair draft pallets will be shared by both Parties based on their proportionate share of combined draft volume, as measured in barrels, produced at the Brewery in the previous calendar year.

(iv) [*] shall purchase and supply at its own cost Lock n' Pop, shrink wrap, label adhesive and hot melt glue used in packaging and shipping of the Products.

            (c) Boston Beer has the right, subject to the approval of High Falls, which approval will not be unreasonably withheld, to make changes in the Packaging Materials. If the proposed new Packaging Materials can be used without modification or addition to High Falls' existing equipment, High Falls shall produce the Products using the new Packaging Materials upon mutual agreement by High Falls and Boston Beer to any adjustment to the Fixed Charge required to compensate High Falls for any difference in production cost compared to the cost to produce the Products in the comparable bottle package. If the proposed new Packaging Material requires any modifications or additions to High Falls'

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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existing equipment, then the obligations of the parties with respect to such modifications or additions shall be governed by Section 9 of this Agreement.

(d) For purpose of this Agreement, "Brewing Supplies" shall be defined as [*]. [*] shall purchase and supply at its own cost all Brewing Supplies used in the brewing of the Product.

            (e) Boston Beer shall have sole responsibility for the selection and approval of all Brewing Ingredients, Packaging Materials and Brewing Supplies used to produce the Products. Boston Beer shall have sole responsibility for the content and design of all labels, tap covers, crowns, cartons, cases and other Packaging Materials.

            (f) Upon the termination of this December 2004 Agreement for any reason: (i) Boston Beer will purchase from High Falls (w) all Kegs and pallets furnished by Boston Beer that are on hand at High Falls at their respective credit amounts set forth in subsection 3(b)(iii) above, (x) all finished Products at the Unit Price, (y) all inventory of work in process of the Products at High Falls' cost, and (z) all inventory of Brewing Ingredients, Packaging Materials and Brewing Supplies purchased by High Falls that are not reasonably useable by High Falls in its own products at High Falls' cost; and (ii) High Falls will make available for pick up by Boston Beer at High Falls' dock all finished Products, all Brewing Ingredients, Packaging Materials and Brewing Supplies referred to in subsection 3(e) hereof, and all Kegs, pallets and dust covers on hand at High Falls that were furnished by Boston Beer. In the event sales of the Products are substantially less than forecasted by Boston Beer resulting in abnormally excess inventories of Brewing Ingredients, Packaging Materials and Brewing Supplies purchased by High Falls, Boston Beer will purchase such excess from High Falls at High Falls' cost.

4. TERM.

            (a) The term of this December 2004 Agreement shall commence on the Effective Date and, unless extended by the following provisions of this Section 4 or terminated pursuant to Section 10 hereof, shall expire on [*] (the "Initial Term").

            (b) Provided that Boston Beer is not then in default under this Agreement, Boston Beer may, in its sole discretion, extend the term of this December 2004 Agreement for a further period of [*] years (i.e., until [*]) (the "Extended Term"), provided that it gives High Falls written notice thereof on or before [*].

            (c) The Parties acknowledge that Boston Beer's obligations pursuant to this December 2004 Agreement to make payments to High Falls and the Parties' respective rights and obligations under Sections 3(f), 9, 10, 11, 12, 14, 15, 16, 17, and 26 shall survive the expiration or termination of this Agreement.

5. MINIMUM ORDERS.

(a) Annual Forecasts.

                  (i) On or before November 1 of each year, Boston Beer shall provide High Falls with a forecast for its aggregate volume requirements for the following calendar year (the "Annual Forecast"). The Annual Forecast for calendar year 2005 is attached as Schedule 3 hereto. Thereafter, the Annual Forecast shall, without the approval of High Falls, be no more than [*] percent ([*]%) of the actual purchases made by Boston Beer in the 12-full-month period ending October 31, immediately preceding such Annual Forecast (it being understood that the Annual Forecast for calendar year 2005 is for [*] percent ([*]%) of the annual volume for the year and such amount shall be pro rated accordingly).

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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For the calendar year 2006, Boston Beer shall be allowed to produce up to [*] percent ([*]%) of its actual purchases in calendar year 2005. The Annual Forecast shall contain monthly projections by package for each Product, with the understanding that Boston Beer may, through the Production Plan process described in subsection 5(b) below, substitute one or more of the Products for any other Product for the forecasted Products, provided that, if the Product has never been produced by High Falls in the past and/or if capital investments must be made in order to produce such a substituted Product, Boston Beer shall give adequate advance notice to High Falls in order to test brew and/or make the investments in the equipment pursuant to Section 9 below that are necessary to make such Products. In such event, the Parties will work together mutually to accommodate such substitution.

                  (ii) If Boston Beer's Annual Forecast is greater than [*]% of the actual production for the previous twelve (12) months and greater than [*] barrels, then High Falls may request that Boston Beer pay for the materials required for such production that exceeds such volume, provided that High Falls has demonstrated to Boston Beer's reasonable satisfaction that committing such funds would cause an undue hardship on High Falls. In such a circumstance, High Falls must provide written notice to Boston Beer within thirty (30) days of its receipt of Boston Beer's Annual Forecast, together with appropriate documentation. Boston Beer shall then have thirty (30) days in which to either adjust its Annual Forecast below such levels or to reach an agreement with High Falls regarding the payment of the cost of materials for such incremental volume.

                  (iii) It is the intent of the parties that the package mix between bottled and keg production of the Products allocated to High Falls be generally reflective of the package mix that Boston Beer experiences for those Products in the Northeastern United States.

            (b) Production Plan. On a weekly basis, Boston Beer shall provide High Falls with a 12-week Production Plan for the Products (the "Production Plan''). The Production Plan shall be a rolling 12-week schedule setting forth brewing and packaging requirements for the Products for each week during the 12 weeks covered by the Production Plan. All brewing requirements for the Products during the first six weeks of the Production Plan shall constitute firm orders by Boston Beer. All brewing requirements for the Products during the second six weeks of the Production Plan and all packaging requirements set forth in the Production Plan shall be a forecast of Boston Beer's best estimate of brewing and packaging requirements for the Products and shall be used by High Falls for capacity planning purposes. Boston Beer shall update the Production Plan each week by providing its best estimate of brewing and packaging requirements for the twelfth week and by revising the schedule for brewing and packaging requirements in the sixth through eleventh weeks of the Production Plan. The brew size that Boston Beer shall utilize in the Production Plan shall be High Falls' maximum brew based on High Falls' current brewing vessels, currently estimated to yield approximately [*] barrels of a Product (a "Brew"). The minimum brewing requirement that Boston Beer may specify during any week shall be [*] Brews. The maximum brewing requirement that Boston Beer may specify shall not exceed [*] barrels in any consecutive four (4) week period. High Falls shall have the right, in its sole discretion, to set the actual time and date on which each Brew shall be brewed, provided that High Falls shall use its best efforts to (i) minimize the length of time that the Products remain in storage prior to packaging, and (ii) meet the shipment dates specified on the Packaging Schedule.

            (c) Packaging Schedule. Boston Beer shall place all orders for packaging and shipment of the Product by the eighth business day of each month (the "Packaging Schedule"). The Packaging Schedule shall set forth the quantity of the Products by package type and the week in which each order shall be shipped in the following month. Packaging shall be scheduled in increments of [*] cases for 22 oz. bottles; [*] cases for 12 oz. bottles in new glass; and [*] cases for 12 oz. bottles in refillable glass. The minimum order for packaging the Products, in Kegs shall be [*] Kegs.

(d) Volume Adjustment Payment. If Boston Beer does not purchase at least [*] barrels of Product in a calendar year (or [*] barrels in calendar year 2005) ("Minimum Purchase"), it shall

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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pay High Falls an amount equal to $[*] per barrel for each barrel less than the Minimum Purchase amount as a "Volume Adjustment Payment." Such payment shall be made by January 31st in which a Volume Adjustment Payment is due for the previous year. Notwithstanding the foregoing, if Boston Beer's Annual Forecast does not provide for the Minimum Purchase, then the Volume Adjustment Payment for the number of barrels forecasted to be purchased lower than the Minimum Purchase shall be paid at the time of the delivery of the Annual Forecast, which amount shall be adjusted at the end of the calendar year by the amount of actual purchases made during the year. Boston Beer may, in its sole discretion, set off against the then applicable Purchase Option Amount under the Equipment Lease for [*] and the Equipment Lease for Required Additional Equipment in lieu of payment of a Volume Adjustment Payment in cash, it being understood that any such offset shall first be applied to any outstanding amount owed under the Equipment Lease for [*].

6. RISK OF LOSS.

      Boston Beer shall have sole responsibility for selecting carriers and making all arrangements for shipment of the Products to its customers, except that High Falls shall be responsible for the actual scheduling of the carriers on a day-to-day basis. Boston Beer shall pay for all costs associated with shipment of the Products from High Falls's facility. High Falls and Boston Beer acknowledge and agree that, consistent with the F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by High Falls. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly, Boston Beer shall bear the risk of loss on any shipment of Products, once the carrier's truck leaves the loading dock.

7. BREWERY OF RECORD.

            (a) High Falls shall provide all Products brewed hereunder under the trade name(s) specified by Boston Beer as the Brewery of Record. High Falls shall secure and maintain any permits, licenses, approvals and the like required by any federal, state or local governmental agency on behalf of Boston Beer. [*] out-of-pocket costs, including, without limitation, legal expenses, incurred in connection therewith.

            (b) High Falls and Boston Beer shall maintain an alternating proprietorship whereby the Products are produced at High Falls's facility under a Brewer's Notice for such premises issued to Boston Beer. High Falls shall maintain separate records for the Products produced under the Boston Beer alternating proprietorship and shall file monthly reports and federal excise tax returns in a timely manner on behalf of the Boston Beer alternating proprietorship. To the extent requested by Boston Beer and to the extent reasonably possible, High Falls shall, but subject to and in compliance with all applicable federal, state or local laws, rules and regulations, identify Boston, Massachusetts, as the sole label source for the Product. [*] out-of-pocket costs, including, without limitation legal expenses, incurred in connection with maintaining the Boston Beer alternating proprietorship.

            (c) High Falls shall provide, [*], an office at the Brewery for use by a Boston Beer brewmaster or comparable employee (a "BBC Brewmaster") who will have access to all aspects of the Brewery and the production process as they relate to the Products. Boston Beer shall provide, at its own expense, such office equipment, telephone and computer telecommunications lines, and the like as it may desire. Each BBC Brewmaster shall be restricted in his or her access to the Brewery to areas involving the production, packaging and storing of the Products, and no such BBC Brewmaster shall interfere with High Falls' production process for its own proprietary brands or other contract products. Each BBC Brewmaster will be subject to the confidentiality provisions of Section 27 below and it will be a condition to each BBC Brewmaster's being granted access to the Brewery as contemplated above that he or she execute personally a written confidentiality agreement to the same effect. A material violation of any of the restrictions set forth above by any BBC Brewmaster, including a material violation of any

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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individual confidentiality agreement shall constitute grounds to deny any such BBC Brewmaster further access to the Brewery. It shall not be a violation of this Section 7 ( c) for a Brewmaster to report concerns to any officer of Boston Beer or to avail himself or herself of Boston Beer's so-called "whistleblower" mechanism to report concerns to members of the Audit Committee of Boston Beer's Board of Directors or Boston Beer's outside counsel.

8. FORCE MAJEURE.

            (a) High Falls shall not be liable to Boston Beer in the event that High Falls shall delay in or fail to deliver Products to Boston Beer hereunder for any reason or cause beyond its control, including but not limited to a slowdown, stoppage or reduction of High Falls's production or delivery due to strikes, fire, flood, labor stoppage or slowdown, inability to obtain materials or packages, shortage of energy, acts of God, a limitation or restriction of its production by action of any military or governmental authority, or any other such causes.

            (b) In the event of any such slowdown, stoppage or reduction of High Falls' production or deliveries, High Falls will allocate its remaining capacity pro rata between High Falls's own products, the Products and the other contract products produced by High Falls, provided that Boston Beer shall use reasonable efforts to move production of the Products to its other suppliers for the duration of any such slowdown, stoppage or reduction so as to minimize the amount of the Products that High Falls is required to produce for Boston Beer during such slowdown, stoppage or reduction. Such pro rata allocation of High Falls's remaining production capacity shall be based on the proportionate volume of High Falls's own products, the Products, and other contract products produced by High Falls during the [*] month period immediately preceding the month in which occurred the event which gave rise to the slowdown, stoppage or reduction of High Falls' production or delivery. In allocating the proportionate share of its remaining capacity to be devoted to the Products, High Falls shall use its best efforts to accommodate the mix of Products specified by Boston Beer.

9. CHANGE PARTS AND BREWERY MODIFICATIONS.

            (a) The Parties acknowledge and agree that High Falls has, as of the Effective Date, the equipment capable of producing [*] in accordance with specifications which have been provided to High Falls by Boston Beer.

            (b) The Parties anticipate that production of some Products which have not been produced by High Falls prior to the Effective Date including, but not limited to, [*], or the use of new Packaging Materials may require changes or modifications to High Falls's brewing equipment and facilities, or the installation of new equipment by High Falls to accommodate a unique requirement for the production of such Products or the use of such new Packaging Materials. If so requested by Boston Beer, High Falls shall install and Boston Beer will pay for all change parts, brewery modifications or new equipment reasonably necessary to enable High Falls to produce such Products or to accommodate such new Packaging Materials ("Boston Beer Equipment"). Boston Beer shall own all Boston Beer Equipment and High Falls shall allow Boston Beer to remove all such change parts and brewery modifications at the termination or expiration of this December 2004 Agreement, provided that Boston Beer shall restore High Falls' equipment or facilities to their condition prior to the installation of the Boston Beer Equipment, ordinary wear and tear excluded. Consistent with the foregoing, all Boston Beer Equipment shall be added to and be subject to the terms and conditions of the Equipment Lease for Boston Beer Equipment of even date entered into between Boston Beer, as Lessor, and High Falls, as Lessee (the "Equipment Lease for Boston Beer Equipment").

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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            (c) Except as otherwise provided in subsection 9(b) above, any change parts, brewery modifications or new equipment required by Boston Beer that may be necessary to meet the quality and capacity requirements of Boston Beer or otherwise, but that can also be beneficially used by High Falls to produce its own products ("Required Additional Equipment"), shall be purchased by Boston Beer and leased to High Falls in accordance with the terms and conditions of the Equipment Lease for Required Additional Equipment, for an amount equal to [*] percent ([*]%) of the installed purchase price of such equipment; provided that High Falls shall not be required to lease Required Additional Equipment pursuant to this subsection to the extent that High Falls' obligation under the Equipment Lease for Required Additional Equipment exceeds [*] Dollars ($[*]). Required Additional Equipment may include, but not be limited to, investments in tank re-lining and repair, yeast propagation equipment and systems, centrifuges, water deaeration equipment, hop slurry systems, Optek sensors, improvements to malt handling systems and CO2 counter pressure systems, and upgrades to brew house vessels.

            (d) Upon: (i) the expiration of this December 2004 Agreement at the end of the Initial Term or of an Extended Term; or (ii) the termination of this December 2004 Agreement pursuant to the terms hereof, the lease payments under the Equipment Lease for Required Additional Equipment shall cease, and the disposition of the Equipment then subject to such lease shall be determined in accordance with the terms outlined in the Equipment Lease for Required Additional Equipment.

            (e) The parties agree to execute appropriate UCC financing statements to reflect their respective interests in any Boston Beer Equipment or any Required Additional Equipment. Boston Beer shall execute and deliver to High Falls UCC termination statements, bills of sale and any other documentation reasonably requested by High Falls upon the transfer of ownership to High Falls of any Required Additional Equipment, [*] Equipment, or Boston Beer Equipment.

10. TERMINATION.

(a) Boston Beer may terminate this December 2004 Agreement at any time effective no less than [*] months after written notice to High Falls.

            (b) High Falls may terminate this December 2004 Agreement, effective no less than [*] months after written notice to Boston Beer, if Boston Beer has failed to purchase at least [*] barrels of Products in any period of [*] consecutive months during the term of this December 2004 Agreement ending December 31 ([*] barrels in the twenty-four (24) month period ending [*]).

            (c) In addition to exercising its rights under Section 26 hereof, either Party may also terminate this December 2004 Agreement effective immediately upon written notice to the other Party in the event that the other Party is in default (i) of any of its payment obligations under this Agreement or under the Equipment Lease for Boston Beer Equipment, the Equipment Lease for Required Additional Equipment or the Equipment Lease for [*] between Boston Beer and High Falls (each an "Equipment Lease"), which default continues for a period of [*]) calendar days following receipt of written notice of such default or (ii) of any of its other obligations under this Agreement or under any Equipment Lease [*] days after receipt of notice of default to correct the breach, except that if the defaulting party can demonstrate its continuing best efforts to cure such breach, it shall then have up to [*] days to do so.

            (d) Either Party may terminate this December 2004 Agreement effective immediately upon written notice to the other Party in the event that: (i) the other Party makes an assignment for the benefit of creditors or files a voluntary bankruptcy, insolvency, reorganization or similar petition seeking protection from creditors; (ii) the other Party fails to vacate any involuntary bankruptcy, insolvency or reorganization petition filed against such Party within sixty (60) days after the filing of such petition; or (iii) the other Party liquidates, dissolves or ceases to do business as a going concern.

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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            (e) Upon termination pursuant to this Section 10, Boston Beer shall promptly pay to High Falls all unpaid invoices in full and all unpaid costs incurred by High Falls pursuant to this December 2004 Agreement in the brewing, packaging, shipping and storage for the Product. High Falls will use all reasonable efforts to minimize such costs upon termination and Boston Beer will have the right to review documentation evidencing such costs.

11. AGENCY AND INDEMNIFICATION.

      High Falls and Boston Beer understand and agree that neither Party is, by virtue of this December 2004 Agreement or anything contained herein, including High Falls affixing to any Product and/or registering the name of "The Boston Beer Company," "Boston Beer Company" or any other Boston Beer trade name, constituted or appointed the agent of the other Party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting Boston Beer or High Falls any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any manner or way whatsoever. Boston Beer shall indemnify and hold harmless High Falls from and against any and all claims, expenses, causes of action or liabilities of any nature whatsoever (collectively, "Damages"), to the extent that Damages arise solely from the independent conduct of Boston Beer; provided that Damages shall not include any loss, liability, cost or expense incurred by High Falls as a consequence of the exercise by Boston Beer of any of its rights under this Agreement.

12. PRODUCT LIABILITY.

            (a) High Falls and Boston Beer shall each maintain product liability insurance coverage in the respective amount of not less than $[*] per occurrence and $[*] combined single limit, and in the amount of not less than $[*] combined single limit in the aggregate relating to the Products produced by High Falls for Boston Beer hereunder. Each such policy shall be non-cancelable and non-amendable with respect to the other Party without at least thirty (30) days' prior notice to the other Party and each Party shall provide at least annually a Certificate of Insurance evidencing such coverage.

            (b) High Falls shall indemnify and hold harmless Boston Beer and all of its affiliates from and against any and all loss, liability, cost or expense of any nature whatsoever, including reasonable attorney's fees (collectively, "Product Liability Damages"), arising out of or associated with the manufacture and/or packaging of the Products by High Falls, regardless of when manufactured or packaged, and whether under this December 2004 Agreement or otherwise, except to the extent that (i) Product Liability Damages were caused solely by improper storage, handling or alteration of the Products after delivery to Boston Beer, (ii) Product Liability Damages are based on or result from a claim that the Products are inherently defective, or (iii) Product Liability Damages were caused by Brewing Ingredients, Packaging Materials Brewing Supplies, specifications, formulas, standards, processes or quality control programs specified by Boston Beer.

            (c) Boston Beer shall indemnify and hold harmless High Falls and all of its affiliates from and against any and all Product Liability Damages to the extent arising out of the causes excepted from High Falls's duty to indemnify Boston Beer under clauses (i), (ii) and (iii) of subsection (b) of this Section 12.

            (d) Notwithstanding the provisions of subsections (b) and (c) of Section 12, in no event shall either Party be liable to indemnify the other Party for consequential damages suffered by the other Party in an amount greater than the lesser of (i) $[*] or (ii) $[*] plus [*] times the aggregate Fixed Charge paid by Boston Beer for all Products during the [*] months preceding the month in which occurred the event giving rise to the claim for indemnification.

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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13. RECIPE AND QUALITY.

            (a) High Falls shall produce the Products in accordance with the specifications and using the ingredients and brewing formula and procedures specified by Boston Beer to High Falls from time to time. Boston Beer shall have the right to change ingredients and/or brewing formula and procedures upon reasonable prior written notice, provided that the cost of any such change shall be borne by Boston Beer and, provided further, that the specified ingredients are readily available in the necessary timeframe.

            (b) Boston Beer has the right to reject batches of the Products which it determines to taste materially different from representative sample of the Products. Boston Beer shall cooperate with High Falls [*]. Rejected Product shall not adversely affect Boston Beer's volume requirements set forth in Section 5 above. Failure to produce consistently within Boston Beer taste profile is a production and contract default. Taste profile is determined at the sole discretion of Boston Beer.

            (c) The Products shall be brewed and packaged according to Boston Beer's specifications, including the maintenance of standards and quality control programs furnished from time to time to High Falls in writing by Boston Beer. Boston Beer shall have ultimate responsibility and authority over every detail of the production process for the Products, with such responsibility and authority as to those parameters affecting beer taste and quality to be the same as if Boston Beer were the owner of the Brewery. Boston Beer shall, have the right, upon reasonable notice, to monitor and review the practices and procedures of High Falls in the production and packaging of the Products and inspect the Brewery. If a decision made by Boston Beer in the exercise of its authority under this subsection 13(c) results in [*], High Falls shall be entitled [*]. In addition, in the exercise of its authority under this subsection 13(c), Boston Beer shall not interfere with High Falls's production process for its own proprietary brands or other contract products.

            (d) Consistent with the provisions of subsection 13(c), High Falls and Boston Beer will, in any and all public statements or comments, recognize that Boston Beer controls the ingredients, recipe, brewing processes and procedures and quality parameters for all Products produced for Boston Beer by High Falls, and that Boston Beer is the brewer of all such Products and that Boston Beer has made substantial investments in the Brewery. Neither Party will make any public statements inconsistent with the foregoing.

            (e) An annual quality audit of High Falls' compliance with its obligations under Sections 13(a) and (c) above shall be conducted at Boston Beer's expense by [*] (or such other independent consultant as may be selected by Boston Beer, subject to the reasonable approval of High Falls). If the score of the audit decreases below acceptable levels, as reasonably determined by the consultants, High Falls shall have a period of [*] days to remedy and initiate a second audit of those areas in which High Falls failed in the initial audit. Volumes forecasted but not produced during this period due to the results of the audit shall be treated as capacity used for the purposes of calculating available capacity under 1 (d) (i). Failure to achieve an acceptable score on the second audit shall constitute a High Falls' production and contract default. The first such audit may take place prior to beginning brewing under this agreement.

14. TRADEMARKS.

            (a) High Falls acknowledges that no trademark or trade name rights in SAMUEL ADAMS, SAM ADAMS, TWISTED TEA, "The Boston Beer Company," "Twisted Tea Brewing Company" and any other trademarks, trade names, domain names, service marks, logos or other intellectual property of Boston Beer (collectively, the "Trademarks") are granted by this Agreement.

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 12 of 21

            (b) Boston Beer hereby represents, warrants and covenants to High Falls that it has and will maintain its right to use the Trademarks and will indemnify and hold harmless High Falls from any alleged infringement by any party against High Falls including, but not limited to, High Falls's reasonable costs of legal expenses.

15. COMPETING PRODUCTS.

            (a) High Falls will not at anytime use the brewing formula for the Products which Boston Beer has supplied to High Falls or any yeast supplied to High Falls by Boston Beer to produce a malt beverage product for itself (or any of its affiliates) or on behalf of any unaffiliated person.

            (b) Boston Beer acknowledges that High Falls is currently in the business of brewing craft and specialty malt beverage products, both for itself and on behalf of other unaffiliated persons, that are similar to and compete with the Products, and Boston Beer agrees that nothing in this December 2004 Agreement shall prevent High Falls from continuing or expanding its craft and specialty business or its contract brewing business, provided that High Falls shall not intentionally copy the brewing formula for the Products or use any yeast supplied to High Falls by Boston Beer to produce craft and specialty products for itself, any of its affiliates, or for any third parties. Further, High Falls shall use its best efforts to ensure that any production, whether for itself, its affiliates, or other unaffiliated persons, shall not diminish in any material respect the quality or frequency of the brewing, packaging, shipping or other levels of service provided by High Falls to Boston Beer prior to the Effective Date.

16. RIGHTS OF OFFSET.

      In addition to Boston Beer's rights under Section 5(d) above, the parties acknowledge and agree that, to the extent a Party is at any time owed money by the other Party that is either immediately due and payable or is overdue, such Party may set off such amount against any monies owed by such Party from time to time to such other Party, said set-off to be accomplished by written notice to such other Party effective upon being sent.

17. LIMITATION PERIOD ON CLAIMS.

      All claims hereunder must be brought no later than [*] after such claims arose or the Party having such claim shall be deemed to have waived and forever released it; provided that for this purpose, a claim will be deemed to have arisen at the time the Party asserting the claim first became aware of it.

18. FINANCIAL STATEMENTS.

      High Falls shall provide Boston Beer's chief executive officer, chief operating officer, chief financial officer or controller with access to its unaudited financial statements every [*] months, including income statements, profit and loss statements and balance sheets within [*] days after the end of [*] each year, and annual audited financial statements within [*] days of the end of each fiscal year. Boston Beer will keep such information confidential in accordance with the provisions of Section 27.

19. Notices.

      All notices required herein shall be given by registered airmail, return receipt requested, or by overnight courier service, in both cases with a copy also sent by telecopier or email, to the following addresses (unless change thereof has previously been given to the Party giving the notice) and shall be deemed effective when received:

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 13 of 21

If to Boston Beer:	Jeffrey D. White, COO, and
Martin F. Roper, President and CEO
Boston Beer Corporation
75 Arlington Street
Boston, MA 02116
Fax: (617) 368-5553
martin.roper@bostonbeer.com
jeff.white@bostonbeer.com

with a copy to:	Frederick H. Grein, Jr., Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Fax: (866) 369-4741
fgrein@nixonpeabody.com

If to High Falls:	Samuel T. Hubbard, Jr., Chairman and CEO and
John B. Henderson, President and COO
High Falls Brewing Company, LLC
445 St. Paul Street
Rochester, NY 14605
Fax: (585) 235-1964
sthubbard@genbrew.com
jhenderson@genbrew.com

with a copy to:	Michael C. Dwyer, Esq.
Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2152
Fax: 585-232-2152
mdwyer@hselaw.com

20. Successors and Assigns.

      This December 2004 Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties, but shall not be assigned by any Party, whether by merger, consolidation, reorganization, operation of law or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Boston Beer may assign this December 2004 Agreement without the consent of High Falls to any corporation or other entity that succeeds to all or substantially all of Boston Beer's business and assets, provided that the successor corporation or other successor entity taking assignment of this December 2004 Agreement is reasonably capable of performing all of Boston Beer's obligations hereunder. No failure of a Party to consent to a proposed assignment of this December 2004 Agreement by the other Party shall be deemed unreasonable if such Party believes in good faith that the proposed assignee is not capable of performing the financial or production obligations of the Party proposing to assign this December 2004 Agreement. Permitted assignment of this December 2004 Agreement and assumption by the assignee of such obligations shall relieve the assigning Party of its financial obligations hereunder, including its indemnification obligations under this December 2004 Agreement.

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 14 of 21

21. Governing Law.

This December 2004 Agreement shall be interpreted and construed in accordance with the laws of the State of New York.

22. Execution in Counterparts.

This December 2004 Agreement may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

23. Amendments.

      No amendment, change or modification of any of the terms, provisions or conditions of this December 2004 Agreement shall be effective unless made in writing and signed or initialed on behalf of the Parties hereto by their duly authorized representatives.

24. No Third Party Beneficiaries.

      High Falls and Boston Beer agree that this December 2004 Agreement is solely for their benefit and it does not nor is it intended to create any rights in favor of, or obligations owing to, any person not a Party to this December 2004 Agreement.

25. Merger; Separability.

      This December 2004 Agreement terminates and supersedes all prior formal or informal understandings between the Parties with respect to the subject matter contained herein. Should any provision or provisions of this December 2004 Agreement be deemed ineffective or void for any reason whatsoever, such provision or provisions shall be deemed separable and shall not effect the validity of any other provision.

26. Arbitration.

      Any controversy or claim arising out of or relating to this December 2004 Agreement, or the breach hereof, with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, shall be settled by binding arbitration to be conducted by the American Arbitration Association ("AAA") in New York City in accordance with the Optional Procedures for Large Complex Commercial Disputes (the "Complex Procedures"), and to the extent any such matter is not addressed by the Complex Procedures, in accordance with the Commercial Arbitration Rules of applying the laws of New York. The parties agree that (i) such arbitration shall be conducted by a panel of three arbitrators experienced in commercial controversies, (ii) discovery shall not be permitted except as pursuant to the Complex Procedures, or where applicable the Commercial Arbitration Rules off AAA, and (iii) no punitive or exemplary damages shall be awarded. The parties also agree that the parties' respective rights to terminate this December 2004 Agreement in the event of a breach by the other party of its obligations thereunder shall be suspended pending the resolution of any dispute with respect to the asserted breach, and each party shall continue to perform its obligations under this December 2004 Agreement, until the dispute is resolved. (The preceding sentence shall not affect any party's right to terminate that is not based upon a breach.) Any award rendered by the arbitrators shall be final and binding on the parties, and judgment may be entered on it in any court of competent jurisdiction as otherwise provided by law; provided that, if

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 15 of 21

the decision of the arbitrators was to affirm the existence of a default or breach, the non-prevailing party shall be afforded a period of forty-five (45) days after the decision of the arbitrators is rendered to cure the default or breach or such longer cure period as may be determined appropriate by the arbitrators. In the event of any such arbitration (including, without limitation, any arbitration relating to the interpretation or enforcement of this December 2004 Agreement), the prevailing party or parties shall be entitled to recover from the other party or parties all reasonable attorneys' fees and expenses incurred in connection therewith, to the extent determined appropriate and so awarded by the arbitrators.

27. Confidentiality.

      High Falls and Boston Beer acknowledge that they are or will be engaged in competition with one another and engaged in transactions with other parties in the industry in which they do business; and misuse by either party of information provided to it by the other in connection with the transactions contemplated by this December 2004 Agreement could have a most serious impact on the other's competitive position. Therefore, in consideration of Confidential Information, as hereinafter defined, previously exchanged between the parties, and in order to induce each party to make available and known to the other certain Confidential Information in connection with the transactions contemplated herein, the Parties agree as follows:

            (a) Confidential Information" shall include recipes, brewing processes and procedures, quality perimeters, sources of supply, forecasts, production plans, financial information, unpublished business plans, research, inventions, know-how, trade secrets, present and future products, processes and/or customers.

(b) Confidential Information shall not include any information which:

(i) was previously known to the other Party, other than as a result of the transactions referred to herein and free of any obligation to keep it confidential; or

(ii) is or becomes publicly known through no wrongful act or failure to act of the other Party; or

                  (iii) was or is independently developed by the other Party without the use of any information that would otherwise be Confidential Information, as shown by records maintained in the ordinary course of the developing Party's business; or

(iv) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction provided the Party from whom the production is required previously notifies the other Party.

(c) Each Party shall:

(i) use the Confidential Information only in connection with the transactions contemplated in this Agreement, and for no other purpose whatsoever;

                  (ii) restrict disclosure of the Confidential Information solely to those of its officers, directors, members, managers and employees, or its agents (all under similar restrictions of confidentiality) with a need to know, and permit such individuals or agents to use the Confidential Information only in connection with the transactions contemplated in this Agreement;

(iii) use and require its officers, directors, members, managers, employees and agents, (including, in the case of Boston Beer, its BBC Brewmasters and in the case of High Falls

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 16 of 21

each of its Brewmasters) to use at least the same degree of care to protect the Confidential Information as is used with comparable confidential information; and advise its officers, directors, members, managers, employees and agents, (including, in the case of Boston Beer, its BBC Brewmasters and in the case of High Falls each of its Brewmasters) who receive the Confidential Information that they may only use, and are required to protect, such Confidential Information as set forth above.

                  (iv) As required by Section 7( c) above, Boston Beer shall cause each of the BBC Brewmasters to execute personally a written confidentiality agreement consistent with Section 7 (c ) and this section 27. Similarly, High falls shall cause each of its brewmasters to execute a written confidentiality agreement consistent with this Section 27.

(d) The obligations of the Parties hereunder shall survive the termination of this Agreement.

            (e) The Parties agree to maintain in confidence the material terms and conditions contained in this December 2004 Agreement and related documents, provided that Boston Beer shall have the right to disclose any or all of such terms and conditions, in its discretion in its reports filed with the Securities and Exchange Commission, including the right to file such documents as exhibits to such a report.

IN WITNESS WHEREOF, the parties have executed this December 2004 Agreement, effective as of the Effective Date.

Witness:	BOSTON BEER CORPORATION

/s/ Laura Boynton	By:	/s/ Jeffrey D. White

Jeffrey D. White Chief Operating Officer

Witness:	HIGH FALLS BREWING COMPANY, LLC.

/s/ John B. Henderson	By:	/s/ Samuel T. Hubbard, Jr.

Samuel T. Hubbard, Jr., Chairman and
Chief Executive Officer

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 17 of 21

Schedule 1

Products

[*]

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 18 of 21

Schedule 2

(Page 1 of 3)

Fixed Charge

      The Fixed Charge set forth below for Products packaged in bottles, shall be per unit of twenty-four loose 12-ounce bottles, 4/6 12-ounce bottles, 2/12 12 ounce bottles in a tray or twelve 22-ounce bottles (in each instance, a "Case Unit;" it being the intent that the Fixed Charge for other 22-ounce package configurations produced by High Falls be prorated) plus an amount per Case Unit to be agreed upon from time to time which reflects the savings inuring to the benefit of Boston Beer (currently $[*] per case) if High Falls uses bulk glass in its production process as opposed to set-up glass used as of the date hereof by High Falls.

      The Fixed Charge set forth below for Products packaged in kegs is for one-half barrel (15.5 U.S. gallons) or one-quarter barrel (7.75 U.S. gallons) kegs (individually referred to as a "Keg" and collectively referred to as "Kegs").

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 19 of 21

Schedule 2

(Page 2 of 3)

[*]

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 20 of 21

Schedule 2

(Page 3 of 3)

[*]

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Page 21 of 21

Schedule 3

Annual Forecast for Calendar Year 2005

[*]

[*] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.